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
                         CONCURRENT COMPUTER CORPORATION
                                   EXHIBIT 11

                BASIC AND DILUTED EARNINGS PER SHARE COMPUTATION

                               THREE MONTHS ENDED  NINE MONTHS ENDED
                                  MARCH 31, 1999    MARCH 31, 1999
                                -----------------  -----------------
                                 BASIC   DILUTED    BASIC   DILUTED
                                -------  --------  -------  --------
Average outstanding shares:. .   48,043    48,043   47,855    47,855
Dilutive options outstanding .        -     2,938        -     1,331
                                -------  --------  -------  --------
Equivalent Shares. . . . . . .   48,043    50,981   47,855    49,186
                                =======  ========  =======  ========

Net income available to common
  stockholders . . . . . . . .  $   294  $    294  $   783  $    783
                                =======  ========  =======  ========
Earnings per share . . . . . .  $  0.01  $   0.01  $  0.02  $    .02
                                =======  ========  =======  ========
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